Exhibit 99.1

Encore Capital Group Announces Fourth Quarter and Full-Year 2024 Financial Results

•Favorable U.S. market for portfolio supply continues
•Global portfolio purchases in 2024 up 26% to record $1.35 billion
•Global collections in 2024 up 16% to $2.16 billion
•Actions taken to resolve Cabot issues resulted in a loss for the quarter and the year
SAN DIEGO, February 26, 2025 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2024.

“2024 was a year of significant growth for Encore,” said Ashish Masih, Encore’s President and Chief Executive Officer. “Our global portfolio purchases increased by 26% to an all-time high for us and global collections increased by 16% compared to 2023. Higher portfolio purchasing in recent years is a key driver of our growth in collections and ultimately cash generation growth of 20% for the year.”

“In the U.S. in 2024, continued growth in bank lending, coupled with rising delinquencies and charge-offs, led to record supply for non-performing loan portfolios and a continuation of the favorable purchasing environment in the U.S. market. As a result, our largest business, MCM, increased U.S. portfolio purchases in 2024 by 23% to a record $1 billion. In addition, anchored by stable consumer payment behavior throughout the year, MCM collections increased by 20% compared to 2023.”

“For our Cabot business in the U.K. and Europe, 2024 was a year of progress, but also significant restructuring to resolve certain persistent issues and enable future success. Cabot portfolio purchases increased by 36% compared to 2023, driven by exceptional Q4 purchases of $200 million that included large spot-market portfolio purchases at attractive returns. For the year, Cabot collections increased by 8% compared to 2023. Despite these successes, Cabot’s business environment continued to be highly competitive and impacted by macroeconomic factors such as subdued lending growth and low charge-offs. In 2024, we took certain restructuring actions including the exit from two underperforming markets, beginning with the Spanish secured non-performing loan (NPL) market in Q3 followed by the Italian NPL market in Q4. We also made adjustments to Cabot’s estimated remaining collections (ERC), particularly in the fourth quarter. These actions resulted in a $101 million goodwill charge in Q4.”

“We believe our reported financial results in 2024, and in particular our net loss of $139 million, or ($5.83) per share, are not indicative of the operational performance of our business due to certain non-cash charges, the largest of which were the goodwill impairment related to our Cabot business and the adjustments to Cabot’s ERC in Q4, which reduced earnings for the quarter and the year. We believe these Cabot ERC adjustments, in addition to other actions taken during the year, place Cabot on a more solid footing. We expect Cabot’s future performance to align closely with its rebased ERC.”

“Looking ahead, guided by our three pillar strategy, we remain committed to our long-standing financial objectives and our capital allocation priorities. We anticipate our global portfolio purchases in 2025 to exceed the $1.35 billion of purchases we made in 2024. We expect global collections in 2025 to increase by 11% to $2.4 billion. As a result of our continued growth in cash generation and its impact on our improving leverage, we plan to resume share repurchases in 2025. We also remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.

Encore Capital Group, Inc.

Financial Highlights for the Full Year of 2024:

	Year Ended December 31,
(in thousands, except percentages and earnings per share)	2024	2023	Change
Collections	$2,162,478	$1,862,567	16%
Revenues	$1,316,361	$1,222,680	8%
Portfolio purchases(1)	$1,352,035	$1,073,812	26%
Estimated Remaining Collections (ERC)	$8,501,370	$8,191,913	4%
Operating expenses	$1,159,031	$1,206,145	(4)%
GAAP net loss	$(139,244)	$(206,492)	NM
GAAP loss per share	$(5.83)	$(8.72)	NM
__________________
(1)Includes U.S. purchases of $998.9 million and $814.6 million, and Europe purchases of $353.2 million and $259.3 million in 2024 and 2023, respectively.

Financial Highlights for the Fourth Quarter of 2024:

	Three Months Ended December 31,
(in thousands, except percentages and earnings per share)	2024	2023	Change
Collections	$554,595	$458,350	21%
Revenues	$265,619	$277,387	(4)%
Portfolio purchases(1)	$495,144	$292,497	69%
Operating expenses	$399,809	$494,580	(19)%
GAAP net loss	$(225,307)	$(270,762)	NM
GAAP loss per share	$(9.42)	$(11.40)	NM
__________________
(1)Includes U.S. purchases of $295.3 million and $208.5 million, and Europe purchases of $199.8 million and $84.0 million in Q4 2024 and Q4 2023, respectively.

Key Impacts from Cabot Actions and other items for the Fourth Quarter of 2024:

	Three Months Ended December 31,
(in thousands, except earnings per share impact)	2024	EPS Impact(1)
Cabot changes in expected future recoveries	$(129,128)	$(5.40)
Goodwill impairment	$(100,600)	$(4.21)
Cabot IT-related asset impairment	$(18,544)	$(0.78)
Loss on extinguishment of debt	$(7,832)	$(0.28)
Cabot restructuring charges	$(6,087)	$(0.25)
Total	$(262,191)	$(10.92)
__________________
(1)Basic share count was used to calculate EPS impacts.

Conference Call and Webcast
The Company will host a conference call and slide presentation today, February 26, 2025, at 2:00 p.m. Pacific time / 5:00 p.m. Eastern time to discuss fourth quarter and full year results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at www.encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure, when added to collections applied to principal balance, is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has attached to this news release a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including portfolio purchase volumes, collections and cash generation), performance, business plans or prospects as well as statements regarding future supply, consumer behavior, or macroeconomic environment. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Form 10-K, as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$199,865	$158,364
Investment in receivable portfolios, net	3,776,369	3,468,432
Property and equipment, net	80,597	103,959
Other assets	225,090	293,256
Goodwill	507,808	606,475
Total assets	$4,789,729	$4,630,486
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$233,545	$189,928
Borrowings	3,672,762	3,318,031
Other liabilities	116,091	185,989
Total liabilities	4,022,398	3,693,948
Commitments and contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 23,691 shares and 23,545 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	237	235
Additional paid-in capital	19,297	11,052
Accumulated earnings	909,927	1,049,171
Accumulated other comprehensive loss	(162,130)	(123,920)
Total stockholders’ equity	767,331	936,538
Total liabilities and stockholders’ equity	$4,789,729	$4,630,486

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the consolidated statements of financial condition above. Most assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs. The liabilities exclude amounts where creditors or beneficial interest holders have recourse to the general credit of the Company.

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$23,875	$24,472
Investment in receivable portfolios, net	895,704	717,556
Other assets	3,699	19,358
Liabilities
Accounts payable and accrued liabilities	2,946	1,854
Borrowings	599,830	494,925
Other liabilities	887	2,452

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Revenue from receivable portfolios	$336,666	$304,892	$1,302,567	$1,204,437
Changes in recoveries	(95,760)	(52,476)	(89,740)	(82,530)
Total debt purchasing revenue	240,906	252,416	1,212,827	1,121,907
Servicing revenue	20,525	19,650	84,783	83,136
Other revenues	4,188	5,321	18,751	17,637
Total revenues	265,619	277,387	1,316,361	1,222,680
Operating expenses
Salaries and employee benefits	104,616	96,760	422,910	391,532
Cost of legal collections	68,989	56,727	259,298	224,252
General and administrative expenses	52,019	36,809	163,847	144,862
Other operating expenses	37,786	29,315	130,802	111,179
Collection agency commissions	8,288	9,074	30,596	35,657
Depreciation and amortization	8,967	8,969	32,434	41,737
Goodwill impairment	100,600	238,200	100,600	238,200
Impairment of assets	18,544	18,726	18,544	18,726
Total operating expenses	399,809	494,580	1,159,031	1,206,145
(Loss) income from operations	(134,190)	(217,193)	157,330	16,535
Other expense
Interest expense	(68,498)	(54,501)	(252,545)	(201,877)
Loss on extinguishment of debt	(7,832)	—	(7,832)	—
Other income (expense)	541	(2)	6,832	5,078
Total other expense	(75,789)	(54,503)	(253,545)	(196,799)
(Loss) income before income taxes	(209,979)	(271,696)	(96,215)	(180,264)
(Provision) benefit for income taxes	(15,328)	934	(43,029)	(26,228)
Net loss	$(225,307)	$(270,762)	$(139,244)	$(206,492)

Loss per share:
Basic	$(9.42)	$(11.40)	$(5.83)	$(8.72)
Diluted	$(9.42)	$(11.40)	$(5.83)	$(8.72)

Weighted average shares outstanding:
Basic	23,916	23,741	23,873	23,670
Diluted	23,916	23,741	23,873	23,670

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2024	2023	2022
Operating activities:
Net (loss) income	$(139,244)	$(206,492)	$194,564
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,434	41,737	46,419
Other non-cash interest expense, net	16,325	17,160	15,875
Stock-based compensation expense	14,012	13,854	15,402
Deferred income taxes	(22,280)	(55,916)	46,410
Goodwill impairment	100,600	238,200	—
Impairment of assets	18,544	18,726	4,075
Changes in recoveries	89,740	82,530	(93,145)
Other, net	17,880	(2,259)	18,798
Changes in operating assets and liabilities
Other assets	(28,245)	15,894	(6,722)
Accounts payable, accrued liabilities and other liabilities	56,402	(10,443)	(30,995)
Net cash provided by operating activities	156,168	152,991	210,681
Investing activities:
Purchases of receivable portfolios, net of put-backs	(1,336,442)	(1,060,206)	(790,569)
Collections applied to investment in receivable portfolios, net	859,911	658,130	709,176
Purchases of real estate owned	(212)	(26,901)	(39,340)
Purchases of property and equipment	(29,007)	(24,807)	(37,224)
Proceeds from sale of real estate owned	56,396	52,636	27,722
Other, net	8,924	(793)	—
Net cash used in investing activities	(440,430)	(401,941)	(130,235)
Financing activities:
Payment of loan and debt refinancing costs	(21,418)	(13,707)	(1,659)
Proceeds from credit facilities	2,031,470	1,196,046	779,513
Repayment of credit facilities	(1,868,111)	(989,627)	(515,703)
Proceeds from senior secured notes	1,000,000	104,188	—
Repayment of senior secured notes	(789,106)	(39,080)	(39,080)
Proceeds from issuance of convertible senior notes	—	230,000	—
Repayment of convertible senior notes	—	(212,480)	(221,153)
Payments to settle derivative instruments	(40,038)	—	—
Repurchase and retirement of common stock	—	—	(87,006)
Other, net	4,977	(7,040)	(22,357)
Net cash provided by (used in) financing activities	317,774	268,300	(107,445)
Net increase (decrease) in cash and cash equivalents	33,512	19,350	(26,999)
Effect of exchange rate changes on cash and cash equivalents	7,989	(4,898)	(18,734)
Cash and cash equivalents, beginning of period	158,364	143,912	189,645
Cash and cash equivalents, end of period	$199,865	$158,364	$143,912

Supplemental disclosures of cash flow information:
Cash paid for interest	$210,580	$163,815	$131,391
Cash paid for income taxes, net of refunds	67,091	68,522	71,276
Supplemental schedule of non-cash investing and financing activities:
Investment in receivable portfolios transferred to real estate owned	$5,966	$7,957	$1,903

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics

Adjusted EBITDA

(in thousands, unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP net loss, as reported	$(225,307)	$(270,762)	$(139,244)	$(206,492)
Adjustments:
Interest expense	68,498	54,501	252,545	201,877
Loss on extinguishment of debt	7,832	—	7,832	—
Interest income	(1,971)	(1,364)	(7,008)	(4,746)
Provision (benefit) for income taxes	15,328	(934)	43,029	26,228
Depreciation and amortization	8,967	8,969	32,434	41,737
Net loss (gain) on derivative instruments(1)	—	342	(267)	(3,170)
Stock-based compensation expense	2,281	2,837	14,012	13,854
Acquisition, integration and restructuring related expenses(2)	6,087	827	10,451	7,401
Goodwill Impairment(3)	100,600	238,200	100,600	238,200
Impairment of assets(3)	18,544	18,726	18,544	18,726
Adjusted EBITDA	$859	$51,342	$332,928	$333,615
Collections applied to principal balance(4)	$337,464	$213,769	$1,004,230	$776,280
________________________
(1)Amount represents gain or loss recognized on derivative instruments that are not designated as hedging instruments or gain or loss recognized on derivative instruments upon dedesignation of hedge relationships. We adjust for this amount because we believe the gain or loss on derivative contracts is not indicative of ongoing operations.
(2)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(3)During the years ended December 31, 2024, and 2023, we recorded a non-cash goodwill impairment charge of $100.6 million and $238.2 million, respectively. We recorded a non-cash impairment of long-lived assets of $18.5 million and a non-cash impairment of intangible assets of $18.7 million during the years ended December 31, 2024, and 2023, respectively. We believe these non-cash impairment charges are not indicative of ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results. Refer to “Note 15: Goodwill and Identifiable Intangible Assets” and “Note 5: Composition of Certain Financial Statement Items” to our consolidated financial statements for further details.
(4)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and exit activities. A reconciliation of “collections applied to investment in receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-K for the period ending December 31, 2024.